UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 14, 2010

Date of Earliest Event Reported:  April 9, 2010

AdCare Health Systems, Inc.

(Exact Name of Registrant as specified in its Charter)

Ohio	31-1332119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5057 Troy Rd, Springfield, OH	45502-9032
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code

(937) 964-8974

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)).

Item 1.01.  Entry into a Material Definitive Agreement.

On April 9, 2010, Riverchase Village ADK, LLC, a wholly owned subsidiary of AdCare Health Systems, Inc. (the “Company”) entered a Purchase Agreement with CSC Enid Properties, LLC, an Oklahoma limited liability company, to acquire the assets of Riverchase Village, a 105 bed assisted living facility located in Hoover, Alabama.  The purchase price is $5,000,000 with an anticipated closing date of May 28, 2010.  The Company paid $150,000 upon signing the purchase agreement as earnest money.

If the Company terminates the purchase agreement because of seller’s failure to satisfy certain conditions of the purchase agreement, the earnest money will be returned to the Company.  Additionally, certain conditions of the agreement require the seller to pay the Company a break up fee of $75,000 if seller fails to close as agreed.  If the Company fails to complete the purchase for reasons other than the defined conditions within the purchase agreement, then the seller will retain the earnest money.  Upon closing of the purchase, the earnest money will be applied against the purchase price.

Item 8.01 Other Matters

On April 13, 2010, the Company issued a press release announcing their entry into the purchase agreement described under Item 1.01 above.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Item 8.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in such filing.

Item 9.01.  Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated April 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  April 14, 2010

ADCARE HEALTH SYSTEMS, INC.

By:  /s/ Scott Cunningham

Name: Scott Cunningham

Title:  Chief Financial Officer

Exhibit 99.1

AdCare Health Systems to Acquire Alabama Assisted Living Facility for $5.0 million

SPRINGFIELD, Ohio, April 13, 2010 - AdCare Health Systems, Inc. (NYSE AMEX: ADK), an Ohio-based long-term care, home care and management company, has signed a definitive purchase agreement for a privately-held assisted living facility in Hoover, Alabama (a suburb of Birmingham) for $5.0 million.

The 105-unit facility, which AdCare is purchasing from a bank, is currently 59% occupied. At 85% occupancy, the facility is capable of producing annual revenue of more than $3.0 million. Management expects to close the transaction within 45-60 days.

“This is the third facility we have agreed to acquire in the last few weeks, and one of several potential acquisitions in our pipeline,” said Chris Brogdon, AdCare’s vice chairman and chief acquisitions officer. “We have secured financing to purchase this facility, and when occupancy improves under our more capable management, we expect this acquisition to be very profitable for AdCare.”

“We plan to take further advantage of foreclosures and poorly run facilities, which we can purchase below market prices, and target acquisitions of both profitable and turnaround properties to grow our company,” said Brogdon.

The financing to purchase the 105-unit assisted living facility will be provided via a 30 year fixed-rate loan. According to Brogdon: “This kind of affordable, long-term financing is typical of what we expect for future acquisitions of this type. It allows AdCare to expand its operations quickly through acquisitions without being dilutive to shareholders or creating a complicated capital structure.”

Brogdon joined AdCare last September when the company announced a new M&A growth strategy to build upon its strong reputation for operational efficiency and high-quality living environments, as well as its increasing financial strength. AdCare recently reported its fifth consecutive year of revenue growth and its first profitable year as a public company.

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE AMEX: ADK ) develops, owns and manages assisted living facilities, nursing homes and retirement communities and provides home health care services. Prior to becoming a publicly traded company in November of 2006, AdCare operated as a private company for 18 years. AdCare's 850 employees provide high-quality care, management services and other services for patients and residents residing in 19 facilities, six of which are assisted living facilities, 11 skilled nursing centers and two independent senior living communities. The company has ownership interests in eight of those facilities. In the ever-expanding marketplace of long-term care, AdCare's mission is to provide quality healthcare services to the elderly. For more information about AdCare, visit www.adcarehealth.com.

Safe Harbor Statement

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include the company's ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Company Contact

Chris Brogdon

Vice Chairman and Chief Acquisitions Officer

AdCare Health Systems, Inc.

Tel (937) 964-8974

Email: info@adcarehealth.com

Investor Relations

Scott Liolios or Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

Email: info@liolios.com